Exhibit 99.1

To:  Our Stockholders

A large loan loss in our Wisconsin charter spoiled what otherwise would have been a solid quarter for QCRH.

This $1.1 million charge-off was associated with a single lending relationship with a real estate developer that had a number of other development projects, not financed by First Wisconsin, go into receivership and the developer recently filed for bankruptcy protection.  We believed that it was appropriate to fully provide for and charge off this credit in the first quarter.  The developer had a number of projects that appeared to be performing well through mid-2007.  The downturn in the economy and credit crunch sent all of the projects into receivership.  As the developer has recently filed for bankruptcy, our chances for recovery appear slim. In light of the recent uncertainty in the national economy and its potential impact on our markets, we also took steps to increase the qualitative loan/lease loss reserve factors for each of our subsidiary banks and our leasing company, further reducing first quarter earnings.

Earnings for the first quarter ended March 31, 2008 were $686 thousand, which resulted in diluted earnings per share for common shareholders of $0.05.  Earnings and diluted earnings per share for the fourth quarter of 2007 were $1.6 million and $0.29, respectively.  For the same quarter one year ago, we reported earnings of $1.3 million and diluted earnings per share of $0.22.

Quarter-to-quarter net interest income increased by $692 thousand, or nearly 7.0%, as our net interest margin improved for the fifth consecutive quarter to 3.13%, which represented a 6 basis point improvement from the prior quarter.

In addition, noninterest income increased $253 thousand, or 7.2%, from the previous quarter.  We experienced solid growth in gains on sale of loans, earnings on the investment in bank owned life insurance, and other miscellaneous sources.   Offsetting these improved revenues was an increase in noninterest expenses of $801 thousand, or 7.7%, when compared to the prior quarter.  The majority of the increased noninterest expense was the result of a $506 thousand increase in salary and benefits expense and a $162 thousand increase in professional and data processing fees.

We are very pleased with the continued improvement in our net interest margin.  Despite the sharp decline in the interest rate environment over the past 6 months, we have successfully expanded our margin.  Additionally, growth in core deposits is a strong focus for 2008, and our talented team of bankers has helped us get off to a great start in this highly competitive market as they continue to generate new retail and commercial banking relationships while retaining and expanding our existing customer base.

We thought it would be helpful to schedule our results by entity so you can see the progress being made:

	QCBT	CRBT	RB&T	FWBT
TOTAL ASSETS as of:

3/31/2007	$ 830,097,778	$ 339,544,763	$ 106,425,359	$24,627,730
12/31/2007	860,707,797	383,953,801	157,816,671	70,660,417
3/31/2008	869,047,705	411,212,137	171,683,779	76,942,364

YTD NET INCOME(LOSS) through:

3/31/2007	$1,952,730	$537,732	$ (239,484)	$ (276,961)
3/31/2008	2,274,555	641,946	(46,123)	(1,079,797)

We are very disappointed that the increased provision expense in the first quarter more than offset continued solid progress on improved net interest margin and overall improvements in core earnings.  Earnings before provision and taxes increased from $3.0 million for the fourth quarter of 2007 to $3.2 million for the first quarter of 2008, and increased by more than $900 thousand compared to the first quarter of 2007.  While the increased provision expense in the first quarter was a setback, we continue to make steady progress on our plan to convert our investments in additional people, facilities and markets over the past several years into long-term improvements in earnings per share.

During the first quarter of 2008, our total assets increased by $50.6 million, or at an annualized rate of 13.7%, to $1.53 billion from $1.48 billion at December 31, 2007.  During this same period, loans/leases increased by $44.2 million, or at an annualized rate of 16.0%, to $1.15 billion from $1.11 billion at December 31, 2007.  Total deposits increased during the first quarter by $59.2 million, or an annualized rate of 25.5%, to $988.6 million at March 31, 2008.  Stockholders’ equity increased to $88.3 million, as compared to $86.1 million at December 31, 2007.

As you are likely aware, most publicly traded community bank stocks have dropped 20-30% in value over the past 12 months.  Many larger financial institutions have experienced even greater falls in stock prices and have reported losses in the billions. We did not make sub-prime mortgage loans, or invest significantly in collateralized debt obligations or structured investment vehicles to hold assets off balance sheet. Pervasive lending of this sort by some of the largest banks in the country created the backdrop for a correction that sent the credit markets into disarray.  We hope to see credit discipline and pricing for risk restored to our industry.

The Federal Reserve continues to drop rates, hoping to fend off a recession.  The current interest rate environment makes deposit gathering a challenge.  We do credit our bankers for working hard to maintain our net interest margin.

We will continue to focus on improved core earnings over the next three quarters of 2008.  Thank you for your loyalty and support.